EXHIBIT 99 (a)
                                                     --------------


                 VIACOM INC. AGREES TO SELL MADISON SQUARE GARDEN
                          TO ITT/CABLEVISION PARTNERSHIP

            New York, New York, August 28, 1994 -- Viacom Inc. (AMEX:
            VIA and VIAB) announced today that it has signed a definitive agreement to sell the operations of its Madison Square Garden unit to a partnership of ITT Corporation (NYSE: ITT) and Cablevision Systems Corporation (AMEX:
            CVC) for $1.075 billion. Madison Square Garden principally includes the New York facility, the Garden's resident professional sports teams -- the Knicks and the Rangers -- and the MSG regional cable sports network.

            Proceeds from the transaction will be used to repay debt. Viacom originally announced its exploration of the sale of the operations of Madison Square Garden on May 3, 1994. The transaction is expected to be completed in the fall of 1994.

            Sumner M. Redstone, Chairman of the Board of Viacom Inc., said, "The sale of Madison Square Garden is a significant step in realizing our financial objectives and furthers our strategic focus as a content-driven enterprise. We are delighted to be selling Madison Square Garden to ITT and Cablevision Systems. They understand the value of the Garden, with its unique combination of assets, and are committed to realizing its potential for growth."

            Frank J. Biondi, Jr., President and Chief Executive
            Officer of Viacom Inc., said, "Madison Square Garden is a premium property and we are pleased we were able to convert its inherent value into a tangible benefit for our shareholders while taking a giant step forward in strengthening our balance sheet."

            The investment banking firm of Allen & Company
            Incorporated served as advisor to Viacom Inc. on the sale of Madison Square Garden.

                                      -more-

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            Viacom Inc. is one of the world's largest entertainment
            and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Paramount Pictures; Paramount Television; MTV Networks; Showtime Networks Inc.; Simon & Schuster; Viacom Interactive Media; five regional theme parks; movie screens in 11 countries; cable systems serving 1.1 million customers; 12 television stations; and 14 radio stations. Blockbuster Entertainment Corporation is expected to merge into Viacom Inc. following a vote of the shareholders of both companies on September 29, 1994. National Amusements, Inc., a closely held corporation which owns and operates nearly 850 movie screens in the U.S. and the U.K., is the parent company of Viacom Inc.

            ITT is a diversified, multinational company with 1993
            sales of $22.8 billion. The company has operations in 61 countries around the world and 110,000 employees, including over 3,000 in New York City.

            Cablevision Systems Corporation owns and operates cable television systems in 19 states serving 2.5 million subscribers of which more than 1.4 million are located in the New York City tri-state area and through its Rainbow programming subsidiary owns interests in companies which produce and distribute American Movie Classics, Bravo, Romance Classics, eight regional SportsChannels in New York, Philadelphia, New England, Florida, Ohio, Chicago, San Francisco, Cincinnati, and Prism -- a sports and movie service in the Philadelphia area, The Prime Network, NewSport, News 12, MuchMusic and The Independent Film Channel, as well as Rainbow Advertising Sales Company, CNI and Rainbow Network Communications.

                                     #   #   #

            Contact:  Viacom Inc.
                      Carl Folta          Nancy Bushkin
                      212/258-6352        212/258-6362



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